Exhibit (a)(1)

REPURCHASE NOTICE

ROVI CORPORATION

OFFER TO REPURCHASE FOR CASH

ANY AND ALL OF THE OUTSTANDING

2.625% CONVERTIBLE SENIOR NOTES DUE 2040

(CUSIP NO. 779376 AB8)

NOTICE IS HEREBY GIVEN pursuant to the terms and conditions of the Indenture, dated as of March 17, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), between Rovi Corporation, a Delaware corporation (the “Company”), and The Bank of New York Mellon Trust Company, N.A. (referred to herein alternatively as the “Trustee,” the “Conversion Agent” or the “Paying Agent”), under which the Company issued its 2.625% Convertible Senior Notes due 2040 (the “Notes”), that holders of the Notes (the “Holders”) at their option may require the Company to repurchase, subject to the terms and conditions of this Repurchase Notice (as amended and supplemented from time to time, this “Repurchase Notice”), any outstanding Notes for cash on February 20, 2015 (the “Repurchase Date”) at a purchase price (the “Repurchase Price”) equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding the Repurchase Date (the “Offer”). Capitalized terms used herein but not otherwise defined have the meanings assigned to those terms in the Indenture.

To exercise your right to require the Company to repurchase your Notes, you must validly tender the Notes to the Paying Agent prior to 5:00 p.m., New York City time, on February 19, 2015 (the “Expiration Time”). Notes tendered may be withdrawn at any time prior to the Expiration Time. The right of Holders to surrender Notes for purchase in the Offer expires at the Expiration Time. The Trustee has informed the Company that, as of the date of this Repurchase Notice, all custodians and beneficial holders of the Notes hold such Notes through The Depository Trust Company (“DTC”) accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase hereunder must be delivered in accordance with the transmittal procedures of DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and conditions of ATOP.

The name and addresses of the Trustee, the Paying Agent and the Conversion Agent is as follows:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon Corporation

Attention: Corporate Trust Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Christopher Landers

Facsimile: (732) 667-9408

Neither the Securities and Exchange Commission nor any state securities commission nor any other regulatory authority has approved or disapproved of these transactions or determined if this Repurchase Notice is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Repurchase Notice is January 20, 2015.

No person has been authorized to give any information or to make any representations other than those contained in this Repurchase Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Repurchase Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Repurchase Notice shall not, under any circumstances, create any implication that the information contained in this Repurchase Notice is current as of any time subsequent to the date of this Repurchase Notice, or the date of any documents incorporated by reference, as applicable. None of the Company, any of its affiliates, officers, directors, employees or agents, the Trustee or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

TO HOLDERS OF

2.625% CONVERTIBLE SENIOR NOTES DUE 2040

(CUSIP NO. 779376 AB8)

OF ROVI CORPORATION

SUMMARY TERM SHEET

The following are answers to some of the questions that you may have about the Offer (as defined below). To understand the Offer fully and for a more complete description of the terms of the Offer, the Company urges you to read carefully the remainder of this Repurchase Notice (as amended and supplemented from time to time, this “Repurchase Notice”) because the information in this summary is not complete and this document contains additional important information. The Company has included section references to direct you to a more complete description of the topics in this summary.

Who is offering to repurchase my Notes?

Rovi Corporation, a Delaware corporation (the “Company”), is offering, at the option of each holder (the “Holders”) of its 2.625% Convertible Senior Notes due 2040 (the “Notes”), to repurchase the Notes, subject to the terms and conditions of this Repurchase Notice, the Indenture (as defined below) and the Notes (the “Offer”). The Company’s principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050, and its telephone number at that location is (408) 562-8400. See Section 1, “Important Information Concerning the Offer—Information Concerning the Company.”

Why is the Company offering to repurchase my Notes?

The Company is offering to repurchase the Notes to satisfy its contractual obligation under Section 8.01 of the Indenture, which requires the Company to offer to repurchase any outstanding Notes for cash on each of February 20, 2015, 2020, 2025, 2030 and 2035 at a purchase price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid Interest to, but excluding the applicable date of repurchase.

What Notes are you offering to repurchase?

The Company is offering to repurchase, at the option of each Holder, all of such Holder’s Notes, or any portion thereof if the principal amount of that portion is $2,000 or an integral multiple of $1,000 thereof. As of January 20, 2015, there was $290,990,000 aggregate principal amount of the Notes outstanding. The Notes were issued under the Indenture, dated as of March 17, 2010 (as amended, supplemented or otherwise modified, the “Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A. (referred to herein alternatively as the “Trustee,” the “Conversion Agent” or the “Paying Agent”). See Section 2, “Important Information Concerning the Offer—Information Concerning the Notes.”

When does the Offer expire?

The Offer expires at 5:00 p.m., New York City time, on Thursday, February 19, 2015 (the “Expiration Time”). The Offer will not be extended. See “Important Information Concerning the Offer—Information Concerning the Notes.”

How much is the Company offering to pay and what is the form of payment?

Pursuant to the terms of the Indenture and the Notes, the Company will pay on the later of Friday, February 20, 2015 (the “Repurchase Date”) and the time of the book-entry transfer or delivery of the Notes, an aggregate repurchase price (the “Repurchase Price”) in cash equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Repurchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Repurchase Date is expected to be approximately $0.36. See Section 2, “Important Information Concerning the Offer—Information Concerning the Notes.”

How is the Offer being financed?

The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $291.3 million (assuming 100% of the outstanding principal amount of Notes are tendered and accepted for payment). The Company expects to fund the Offer with available cash and through borrowings by its subsidiaries under its revolving credit facility. See Section 9, “Important Information Concerning the Offer—Source and Amount of Funds.”

How can I determine the market value of the Notes?

There is no established reporting system or market for trading in the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price for the Company’s common stock, the Company’s operating results and the market for similar securities. See Section 2, “Important Information Concerning the Offer—Information Concerning the Notes.”

What are the conditions to the repurchase by the Company of the Notes?

The repurchase by the Company of Notes that are validly tendered and not withdrawn pursuant to the Offer is not subject to any condition other than such repurchase being lawful and the satisfaction of the procedural requirements described in this Repurchase Notice. See Section 11, “Important Information Concerning the Offer—Conditions of the Offer.”

Is the Company making any recommendation about the Offer?

None of the Company, any of its affiliates, officers, directors, employees or agents, the Trustee or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

How do I tender my Notes?

There are three ways to tender your Notes:

•	If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee if you desire to surrender your Notes and instruct such nominee to surrender the Notes on your behalf through the transmittal procedures of The Depository Trust Company (“DTC”).

•	If you are a DTC participant, you should surrender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of ATOP.

•	While the Trustee has informed us that there are currently no certificated Notes in non-global form, in the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee, any such Holder who desires to tender Notes pursuant to the Offer and holds physical certificates evidencing such Notes must complete and sign a repurchase election notice in the form attached hereto as Annex I (a “Repurchase Election Notice”), have the signature thereon guaranteed and deliver such manually signed Repurchase Election Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent.

By surrendering your Notes through the transmittal procedures of DTC or to the Paying Agent, as applicable, you agree to be bound by the terms of the Offer set forth in this Repurchase Notice. You bear the risk of untimely surrender of your Notes. You must allow for completion of the necessary DTC procedures before the Expiration Time. By tendering your Notes through the transmittal procedures set forth above, you agree to be bound by the terms of the Offer. See Section 3, “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I tender my Notes, when will I receive payment for them?

The Company is obligated to repurchase all Notes validly tendered for repurchase and not withdrawn, at the option of each Holder, on the later of the Repurchase Date and the time of the book-entry transfer or delivery of the Notes. Prior to 10:00 a.m., New York City time, on the Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. As applicable, DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment. See Section 5, “Important Information Concerning the Offer—Payment for Tendered Notes.”

Until what time can I withdraw previously tendered Notes?

You can withdraw Notes previously tendered for repurchase at any time until the Expiration Time. See Section 4, “Important Information Concerning the Offer—Right of Withdrawal.”

How do I withdraw previously tendered Notes?

To validly withdraw Notes previously tendered in the Offer, you must either (i) if your Notes are certificated, deliver an executed written notice of withdrawal substantially in the form attached hereto as Annex II to the Paying Agent no later than the Expiration Time, or (ii) if your Notes are not certificated, withdraw the Notes through the procedures of DTC no later than the Expiration Time.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures. Any Notes properly withdrawn will be deemed to be not validly tendered for purposes of the Offer. Withdrawals of Notes can be accomplished only in accordance with the foregoing procedures. See Section 4, “Important Information Concerning the Offer—Right of Withdrawal.”

Do I need to do anything if I do not wish to tender my Notes for repurchase?

No. If you do not tender your Notes at or before the expiration of the Offer at the Expiration Time, the Company will not repurchase your Notes and such Notes will remain outstanding subject to the existing terms of the Indenture and the Notes. See Section 3, “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I choose to tender my Notes for repurchase, do I have to tender all of my Notes?

No. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $2,000 or an integral multiple of $1,000 thereof. See Section 3, “Important Information Concerning the Offer—Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase.”

If I do not tender my Notes for purchase, will I continue to be able to exercise my conversion rights?

Yes. If you do not exercise your right to sell Notes under this Offer and the Notes are otherwise convertible pursuant to Article 9 of the Indenture and the terms of the Notes, you may be entitled to have your Notes converted into cash up to the principal amount thereof and, with respect to any excess conversion value, shares of the Company’s common stock. See Section 2.3, “Important Information Concerning the Offer—Information Concerning the Notes—Conversion Rights of the Notes.”

Are my Notes currently convertible?

No. The Notes are not currently convertible.

If I am a United States resident for United States federal income tax purposes, will I have to pay taxes if I tender my Notes for repurchase in the Offer?

The receipt of cash in exchange for Notes pursuant to the Offer will be a taxable transaction for United States federal income tax purposes and you may recognize gain, income, loss or deduction. You should consult with your own tax advisor regarding the actual tax consequences to you. See Section 13, “Important Information Concerning the Offer—Material United States Tax Considerations.”

Who is the Paying Agent?

The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, is also serving as the Paying Agent in connection with the Offer. Its addresses and telephone and facsimile numbers are set forth below and on the front cover page of this Repurchase Notice. See Section 2, “Important Information Concerning the Offer—Information Concerning the Notes.”

Who can I talk to if I have questions about the Offer?

Questions and requests for assistance in connection with the tender of Notes for repurchase in the Offer may be directed to the Trustee and the Paying Agent at the following address and facsimile numbers:

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon Corporation

Attention: Corporate Trust Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Christopher Landers

Facsimile: (732) 667-9408

IMPORTANT INFORMATION CONCERNING THE OFFER

1. Information Concerning the Company. The Company’s principal executive offices are located at 2830 De La Cruz Boulevard, Santa Clara, California 95050, and its telephone number at that location is (408) 562-8400.

The Company is offering, at the option of each Holder of the Notes, to repurchase the Notes, subject to the terms and conditions of the Offer, the Indenture and the Notes.

2. Information Concerning the Notes. The Notes were issued under the Indenture. The Notes mature on February 15, 2040. As of January 20, 2015, there was $290,990,000 aggregate principal amount of the Notes outstanding.

2.1. The Company’s Obligation to Repurchase the Notes. Pursuant to the terms of the Indenture and the Notes, the Company is obligated to repurchase all Notes validly tendered for repurchase and not withdrawn, at the option of each Holder, on the later of the Repurchase Date and the time of the book-entry transfer or delivery of the Notes.

In connection with this obligation, and pursuant to Section 8.01(b) of the Indenture, the Company is required to provide written notice to each Holder not less than 20 Business Days prior to the Repurchase Date. Pursuant to Section 8.01 of the Indenture, Holders must exercise their repurchase right on or prior to the Close of Business on the date prior to the Repurchase Date. Accordingly, such notice is being provided on the date of this Repurchase Notice, the Company will accept Notes for repurchase at any time at or prior to the Expiration Time of 5:00 p.m., New York City time, on Thursday, February 19, 2015, at which time the Offer will expire, and the Company will pay the Repurchase Price on Friday, February 20, 2015. The Offer will not be extended.

The obligation of the Company to repurchase Notes that are validly tendered and not withdrawn pursuant to the Offer is subject to no conditions other than the timely and proper delivery and tender of Notes in accordance with the terms of the Offer and that the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

2.2. Repurchase Price. Pursuant to the terms of the Indenture and the Notes, the Company will, on the later of the Repurchase Date and the time of the book-entry transfer or delivery of the Notes, pay the aggregate Repurchase Price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest to, but excluding, the Repurchase Date. The amount of interest accrued and unpaid per $1,000 principal amount of Notes to, but excluding, the Repurchase Date is expected to be approximately $0.36. Accordingly, you will receive approximately $1,000.36 per $1,000 principal amount of Notes validly tendered pursuant to the Offer.

The Repurchase Price will be paid in cash with respect to any and all Notes that are validly tendered for repurchase and not validly withdrawn at or prior to the Expiration Time. Notes tendered for repurchase will be accepted only in principal amounts equal to $2,000 or an integral multiple of $1,000 thereof. Prior to 10:00 a.m., New York City time, on the Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such Notes at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

The Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market price of the Notes. Thus, the Repurchase Price may be significantly higher or lower than the market price of the Notes on the Repurchase Date.

None of the Company, any of its affiliates, officers, directors, employees or agents, the Trustee or the Paying Agent makes any representation or recommendation as to whether Holders should tender or refrain from tendering Notes for repurchase pursuant to the Offer. Each Holder should consult its legal, financial and tax advisors and make its own decision as to whether to tender Notes for repurchase and, if so, the principal amount of Notes to tender.

2.3. Conversion Rights of the Notes. Holders that do not tender their Notes for purchase pursuant to the Offer will maintain the right to convert their Notes into cash up to the principal amount thereof and, with respect to any excess conversion value, shares of the Company’s common stock. Any Notes which are tendered pursuant to the Offer may be converted in accordance with the terms of the Indenture and the Notes only if such tender has been validly withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date, as described in Section 4 below

The Notes are not currently convertible. Holders may convert their Notes at their option prior to the Close of Business on the Business Day immediately preceding November 15, 2039 only under the following circumstances:

•	during any calendar quarter commencing after June 30, 2010 (and only during such calendar quarter), if the Last Reported Sale Price of the Company’s common stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on the last Trading Day of the preceding calendar quarter is greater than or equal to 130% of the Conversion Price on each applicable Trading Day;

•	during the five Business Day period after any ten consecutive Trading Day period (the “Measurement Period”) in which the Trading Price per $1,000 principal amount of Notes for each day of that Measurement Period was less than 98% of the product of the Last Reported Sale Price of the Company’s common stock and the Conversion Rate on each such day;

•	if the Company calls any or all of the Notes for redemption, at any time prior to the Close of Business on the third Scheduled Trading Day prior to the Redemption Date; or

•	upon the occurrence of specified corporate events set forth in the Indenture.

On or after November 15, 2039 until the Close of Business on the third Scheduled Trading Day immediately preceding the Maturity Date, Holders may convert their Notes at any time, regardless of the foregoing circumstances. Upon conversion, the Company will pay cash up to the aggregate principal amount of the Notes to be converted and deliver shares of the Company’s common stock in respect of the remainder, if any, of the Company’s conversion obligation in excess of the aggregate principal amount of the Notes being converted.

The Conversion Rate for the Notes is currently 21.1149 shares per $1,000 principal amount of Notes (which represents a conversion price of approximately $47.36 per share), subject to adjustment as described in the Indenture. In addition, following certain corporate events that occur prior to February 20, 2015, the Company will increase the Conversion Rate for a Holder who elects to convert its Notes in connection with such a corporate event in certain circumstances. In no event will the Conversion Rate exceed 27.0270 shares per $1,000 principal amount of Notes, subject to adjustment as set forth herein. A Holder may convert fewer than all of such Holder’s Notes so long as the Notes converted are a multiple of $1,000 principal amount.

Upon conversion, the Company will deliver to Holders in respect of each $1,000 principal amount of Notes being converted a “settlement amount” equal to the sum of the Daily Settlement Amounts for each of the 30 Trading Days during the applicable Observation Period. The “Daily Settlement Amount,” for each of the 30 consecutive Trading Days during the Observation Period, consists of: (x) cash equal to the lesser of (i) one-thirtieth of $1,000 and (ii) the Daily Conversion Value; and (y) if the Daily Conversion Value exceeds one-thirtieth of $1,000, a number of shares equal to (i) the difference between the Daily Conversion Value and one-thirtieth of $1,000, divided by (ii) the Daily VWAP for such trading day.

The right to participate in the Offer is a separate right from the right to convert the Notes. If you have previously converted your Notes, you may not tender your converted Notes in the Offer. If you do not tender your Notes into the Offer, your conversion rights will not be affected.

The Bank of New York Mellon Trust Company, N.A. is acting as Trustee, Paying Agent and Conversion Agent for the Notes. For more information regarding the conversion rights with respect to the Notes, or any of the other terms and conditions of the Notes, please refer to the Indenture.

2.4. Market for the Notes and the Company’s Common Stock. There is no established reporting system or trading market for trading in the Notes. However, the Company believes the Notes are currently traded over the counter. The Company believes that there is no practical way to determine the trading history of the Notes. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the market price for the Company’s common stock, the Company’s operating results and the market for similar securities. The Company cannot assure you that a market will exist for the Notes following the Offer.

As described in Section 2.3 above, the Notes are convertible on or after November 15, 2039 and under certain circumstances prior to the Close of Business on the Business Day immediately preceding November 15, 2039 into cash up to the principal amount thereof and, with respect to any excess conversion value, shares of the Company’s common stock. The Company’s common stock is listed on The NASDAQ Global Select Market (“NASDAQ”) under the symbol “Rovi.” The following table sets forth, for the fiscal quarters indicated, the high and low sales prices of the common stock as reported on NASDAQ:

	Stock Price
Fiscal Period	High	Low
2013
1st Quarter	$18.50	$15.62
2nd Quarter	26.55	23.84
3rd Quarter	23.75	17.30
4th Quarter	20.06	19.55
2014
1st Quarter	$25.34	$19.56
2nd Quarter	25.09	19.50
3rd Quarter	25.12	19.55
4th Quarter	23.38	17.52
2015
Through January 20, 2015	$23.43	$21.61

The closing price of the Company’s common stock on January 20, 2015, was $21.61 per share. As of January 16, 2015, there were approximately 91.7 million shares of the Company’s common stock outstanding. We urge you to obtain current market information for the Notes, to the extent available, and the Company’s common stock before making any decision to surrender your Notes pursuant to the Offer.

2.5. Redemption. Prior to February 20, 2015, the Notes will not be redeemable. On or after February 20, 2015, the Company may redeem for cash all or part of the Notes, upon not less than 30 nor more than 60 calendar days’ notice before the Redemption Date to the Trustee, the Paying Agent and each Holder, at 100% of the principal amount of the Notes to be redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.

2.6. Holder’s Right to Require Purchase Upon a Fundamental Change. If the Company undergoes a Fundamental Change, Holders may require the Company to repurchase the Notes in whole or in part for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date.

2.7. Ranking. The Notes are the Company’s senior unsecured obligations and rank senior in right of payment to its existing and future indebtedness that is expressly subordinated in right of payment to the Notes, equal in right of payment to its existing and future unsecured indebtedness (including trade payables) that is not so subordinated, junior in right of payment to any of its secured indebtedness to the extent of the value of the assets securing such indebtedness and structurally junior to all existing and future indebtedness incurred by its subsidiaries.

2.8. Maturity and Interest. The Notes mature on February 15, 2040 and bear interest at an annual rate of 2.625%.

3. Procedures to Be Followed by Holders Electing to Tender Notes for Repurchase. Holders will not be entitled to receive the Repurchase Price for their Notes unless they validly tender the Notes at or prior to the Expiration Time and do not thereafter withdraw the Notes at or before the Expiration Time. Holders may tender some or all of their Notes; provided, however, that any Notes tendered must be in a principal amount of $2,000 or an integral multiple of $1,000 thereof. All questions as to the validity, eligibility (including time of receipt) and acceptance of any Notes for repurchase shall be determined by the Company, whose determination shall be final and binding absent manifest error.

If you do not validly tender your Notes at or before the Expiration Time, your Notes will remain outstanding subject to the existing terms of the Indenture and the Notes.

3.1. Method and Timing of Delivery. As of the date of this Repurchase Notice, there are no certificated Notes. Accordingly, unless physical certificates are issued after the date hereof, all Notes tendered for repurchase hereunder must be delivered in accordance with ATOP, subject to the terms of that system. Delivery of the Notes via ATOP will satisfy the Holders’ requirement for delivery of a Repurchase Election Notice as defined and described in the Indenture. Delivery of any Notes, including delivery and acceptance through ATOP, is at the election and risk of the Holder surrendering the Notes.

You will not be entitled to receive the Repurchase Price for your Notes unless you validly tender and do not thereafter withdraw your Notes at or before the Expiration Time, which is 5:00 p.m., New York City time, on Thursday, February 19, 2015. Only registered Holders are authorized to tender their Notes for repurchase. You may tender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to tender a portion of your Notes for repurchase, however, you must tender your Notes in a principal amount of $2,000 or an integral multiple of $1,000 thereof.

In the event that after the date hereof physical certificates evidencing the Notes are issued to a Holder other than DTC or its nominee following the date hereof, then any such Holder of the Notes must complete and sign a Repurchase Election Notice in the form attached hereto as Annex I, have the signature thereon guaranteed and deliver such manually signed Repurchase Election Notice, together with the certificates evidencing the Notes being tendered and all necessary endorsements, to the Paying Agent before the Expiration Time.

3.2. Delivery of Notes.

Notes Held Through a Custodian. A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact the nominee if the Holder desires to tender its Notes and instruct the nominee to tender the Holder’s Notes for purchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below in “Notes in Global Form” on or before the Expiration Time. The Company will, upon request, reimburse brokers, dealers, commercial banks, trust companies or other nominees for reasonable and necessary costs and expenses incurred by them in forwarding the enclosed materials to their customers who are beneficial owners of the Notes held by them as a nominee or in a fiduciary capacity.

Notes in Global Form. A Holder who is a DTC participant must tender to the Company its beneficial interest in the Notes by:

•	delivering to the Paying Agent’s account at DTC through DTC’s book-entry system its beneficial interest in the Notes at or prior to the Expiration Time; and

•	electronically transmitting its acceptance through ATOP by causing DTC to transfer Notes to the Paying Agent in accordance with the terms and procedures of that system, at or prior to the Expiration Time.

DTC will then send an Agent’s Message to the Paying Agent. In tendering through ATOP, the electronic instructions sent to DTC by the Holder (whether tendered through a nominee or directly by a Holder who is a DTC participant), and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and such Holder, receipt by such Holder of and agreement to be bound by the terms of the Offer, including those set forth below under “— Agreement to be Bound by the Terms of the Offer.” You bear the risk of untimely tender of your Notes. Holders desiring to tender their Notes on the Expiration Date should note that they must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on the Expiration Date.

Notes in Certificated Form. To receive the Repurchase Price, Holders whose Notes are held in certificated form must properly complete and execute the Repurchase Election Notice and deliver such notice to the Paying Agent, together with any other required documents, and deliver the certificates representing the Notes to be tendered for repurchase to the Corporate Trust Office of the Trustee or the Paying Agent, at or prior to the Expiration Time. The Repurchase Election Notice requires you to state (among other things):

•	the certificate number of the Notes being delivered for repurchase;

•	the portion of the principal amount of the Notes which will be delivered to be repurchased, which must be $2,000 or an integral multiple of $1,000 thereof; and

•	that such Notes are to be repurchased by the Company pursuant to the applicable provisions of the Notes and the Indenture.

ALL NOTES TENDERED HEREUNDER MUST BE DELIVERED IN ACCORDANCE WITH THE TRANSMITTAL PROCEDURES OF THE DTC OR BY DELIVERY OF THE NOTES TO THE CORPORATE TRUST OFFICE OF THE TRUSTEE OR THE PAYING AGENT NO LATER THAN THE EXPIRATION TIME.

3.3. Agreement to be Bound by the Terms of the Offer. By tendering its Notes through one of the procedures set forth above, a Holder acknowledges and agrees as follows:

•	such Notes shall be repurchased as of the Repurchase Date pursuant to the terms and conditions set forth in this Repurchase Notice;

•	such Holder agrees to all of the terms of this Repurchase Notice;

•	such Holder has received this Repurchase Notice as required pursuant to the Indenture and acknowledges that this Repurchase Notice provides the notices required pursuant to the Indenture;

•	upon the terms and subject to the conditions set forth in this Repurchase Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (a) irrevocably sells, assigns, and transfers to the Company, all right, title, and interest in and to all the Notes tendered, (b) releases and discharges the Company and its directors, officers, employees, affiliates and agents from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any redemption or defeasance of the Notes, and (c) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such tendered Notes, with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (i) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Company, (ii) present such Notes for transfer on the relevant security register, and (iii) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Company, except as agent for the Company, for the Repurchase Price of any tendered Notes that are repurchased by the Company), all in accordance with the terms set forth in this Repurchase Notice;

•	such Holder represents and warrants that such Holder (a) owns the Notes tendered and is entitled to tender such Notes and (b) has full power and authority to tender, sell, assign, and transfer the Notes tendered and that when such Notes are accepted for repurchase and payment by the Company, the Company will acquire good title thereto, free and clear of all liens, restrictions, charges, and encumbrances and not subject to any adverse claim or right;

•	such Holder agrees, upon request from the Company, to execute and deliver any additional documents deemed by the Trustee, the Paying Agent or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Notes tendered;

•	such Holder understands that all Notes validly tendered and not withdrawn at or prior to the Expiration Time will be repurchased at the Repurchase Price, in cash, pursuant to the terms and conditions of the Indenture, the Notes and the Offer, as amended and supplemented from time to time;

•	payment for Notes repurchased pursuant to this Repurchase Notice will be made by deposit of the aggregate Repurchase Price for such Notes with the Paying Agent, which will act as agent for tendering Holders for the purpose of receiving payments from the Company and transmitting such payments to such Holders. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

•	tenders of Notes may be withdrawn in accordance with the procedures set forth in this Repurchase Notice at any time at or prior to the Expiration Time;

•	all authority conferred or agreed to be conferred pursuant to the terms of the Offer hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

•	the delivery and tender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidence of authority and any other required documents in form satisfactory to the Company; and

•	all questions as to the validity, form, eligibility (including time of receipt), and acceptance for payment of any tender of Notes pursuant to the procedures described in this Repurchase Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Company, in its sole direction, which determination shall be final and binding on all parties.

4. Right of Withdrawal. Notes tendered for repurchase may be validly withdrawn in whole or in part at any time at or prior to the Expiration Time. To validly withdraw Notes previously tendered in the Offer, you must either (a) if your Notes are certificated, deliver an executed written notice of withdrawal substantially in the form attached hereto as Annex II to the Paying Agent no later than the Expiration Time, or (b) if your Notes are not certificated, withdraw the Notes through the procedures of DTC no later than the Expiration Time.

•	Holders who are DTC participants must deliver a valid withdrawal request through ATOP at or before the Expiration Time. The withdrawal notice must:

•	specify the DTC Voluntary Offer Instruction Number, the name of the participant for whose account such Notes were tendered and such participant’s account number at DTC to be credited with the withdrawn Notes;

•	contain a description of the Notes to be withdrawn (including the principal amount, in integral multiples of $1,000, to be withdrawn, provided that the portion not so withdrawn is in a minimum principal amount of $2,000); and

•	be submitted through ATOP by such participant under the same name as the participant’s name is listed in the original tender, or be accompanied by evidence satisfactory to the Company that the person withdrawing the tender has succeeded to the beneficial ownership of the Notes.

•	Holders who are not DTC participants and whose Notes are held in the name of a broker, dealer, commercial bank, trust company or other nominee must contact the nominee and instruct the nominee to withdraw the Notes on the Holder’s behalf through ATOP, subject to the terms and procedures of that system, at or prior to the Expiration Time, as set forth above.

•	Holders of Notes in certificated form must deliver to the Paying Agent written notice, substantially in the form enclosed herewith, specifying:

•	the principal amount, in integral multiples of $1,000, of the Notes with respect to which such notice of withdrawal is being submitted;

•	the certificate number of the Notes in respect of which such notice of withdrawal is being submitted; and

•	the principal amount, if any, of such Notes that remains subject to the original Repurchase Election Notice and which has been or will be delivered for purchase by the Company, which portion must be in a principal amount of $2,000 or a multiple of $1,000.

The signature on the notice of withdrawal must be guaranteed by an Eligible Institution unless such Notes have been tendered for repurchase for the account of an Eligible Institution. Any properly withdrawn Notes will be deemed not validly tendered for purposes of the Offer.

The Company will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

You may not rescind a withdrawal of tendered Notes. However, you may retender your Notes by following the proper tender procedures.

YOU BEAR THE RISK OF UNTIMELY WITHDRAWAL OF YOUR NOTES. YOU MUST ALLOW SUFFICIENT TIME FOR COMPLETION OF THE NECESSARY DTC PROCEDURES BEFORE THE EXPIRATION TIME.

HOLDERS WHO WITHDRAW THROUGH ATOP NEED NOT SUBMIT A PHYSICAL NOTICE OF WITHDRAWAL TO THE PAYING AGENT IF SUCH HOLDERS COMPLY WITH THE WITHDRAWAL PROCEDURES OF DTC.

5. Payment for Tendered Notes. The Company will accept for payment all validly tendered Notes promptly upon expiration of the Offer at the Expiration Time. Prior to 10:00 a.m., New York City time, on the Repurchase Date, the Company shall deposit with the Paying Agent an amount of cash (in immediately available funds), sufficient to pay the aggregate Repurchase Price of all the Notes or portions thereof that are to be repurchased as of the Repurchase Date, after which the Paying Agent will cause the cash to be distributed to each record Holder who has validly tendered its Notes and not validly withdrawn such delivery at or prior to the Expiration Time. DTC will thereafter distribute the cash to its participants in accordance with its procedures. Under no circumstances will any additional amount be paid by the Company or the Paying Agent by reason of any delay in making such payment.

6. Notes Acquired. Any Notes repurchased by the Company pursuant to the Offer will be cancelled by the Trustee, pursuant to the terms of each of the Indenture.

7. Interests of Directors, Executive Officers and Affiliates of the Company in the Notes. Except as otherwise disclosed below, to the knowledge of the Company:

•	neither the Company nor any executive officer, director, affiliate or subsidiary of the Company has any beneficial interest in the Notes;

•	the Company will not repurchase any Notes from such persons; and

•	during the 60 days preceding the date of this Repurchase Notice, neither the Company nor any executive officer, director, subsidiary of affiliate of the Company has engaged in any transactions in the Notes.

A list of the Company’s executive officers and directors is attached hereto as Schedule A. Certain of the Company’s directors and executive officers are participants in ordinary course equity compensation plans and arrangements involving the Company’s common stock, as disclosed by the Company prior to the date of this Repurchase Notice. Except as described in the previous sentence, neither the Company nor, to the knowledge of the Company, any of the Company’s executive officers or directors, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Offer or with respect to any of the Company’s securities, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Company’s securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

8. Purchases of Notes by the Company and Its Affiliates.

Effective on the date of this Repurchase Notice, the Company and its affiliates, including their executive officers and directors, are prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes) other than through the Offer until at least the 10th business day after the Expiration Time or through the payment of conversion value for Notes converted pursuant to the conversion right of such Notes, if any.

9. Source and Amount of Funds. The total amount of funds the Company needs to repurchase all of the Notes pursuant to the Offer and to pay related fees and expenses is estimated to be approximately $291.3 million (assuming 100% of the outstanding principal amount of Notes are tendered and accepted for payment). The Company expects to fund the Offer with available cash and through borrowings by its subsidiaries under its revolving credit facility. The Company has no current plans or arrangements to refinance the borrowings under its revolving credit facility.

The Company, as parent guarantor, and two of its wholly-owned subsidiaries, Rovi Solutions Corporation and Rovi Guides, Inc., as borrowers (the “Borrowers”), and certain of the Company’s other subsidiaries, as subsidiary guarantors, entered into a Credit Agreement, dated as of July 2, 2014 (as amended, restated or otherwise modified from time to time, the “Credit Agreement”), with the lenders party thereto, Morgan Stanley Senior Funding, Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Fifth Third Bank and SunTrust Robinson Humphrey, Inc., as joint bookrunners and lead arrangers, and Morgan Stanley Senior Funding, Inc., as administrative agent and collateral agent, providing for (a) a five-year $125 million term loan A facility, (b) a seven-year $700 million term loan B facility, and (c) a five-year $175 million revolving credit facility (including a letter of credit sub-facility). Loans under the revolving credit facility bear interest, at the Borrowers’ option, at a rate equal to either the LIBOR rate, plus an applicable margin equal to 2.25% per annum, or the prime lending rate, plus an applicable margin equal to 1.25% per annum, subject to reduction by 0.25% or 0.50% based upon the Company’s Total Secured Leverage Ratio (as defined in the Credit Agreement). Borrowings under the revolving credit facility may be repaid and reborrowed from time to time at the option of the Borrowers. The revolving credit facility matures, and credit extensions thereunder must be repaid, on July 2, 2019.

The Borrowers’ obligations under the Credit Agreement and any hedging or treasury management obligations entered into with a lender are guaranteed by the Company and each of the Company’s existing and subsequently acquired or organized direct and indirect domestic subsidiaries (other than certain immaterial subsidiaries and subsidiaries whose guarantee is prohibited by applicable law) and certain material foreign subsidiaries.

The obligations of the Company, the Borrowers and the subsidiary guarantors under the Credit Agreement and the related guarantees thereunder are secured, subject to customary permitted liens and other agreed upon exceptions, by (a) a first priority pledge of all of the equity interests of each of the Company’s direct and indirect subsidiaries, and (b) a perfected first priority interest in and mortgages on all tangible and intangible assets of the Company, the Borrower’s and each subsidiary guarantor, except, in the case of a foreign subsidiary that is not a guarantor, to the extent such pledge would be prohibited by applicable law or would result in materially adverse tax consequences (limited, in the case of a first-tier foreign subsidiary, to 66% of the voting stock and 100% of non-voting stock of such first-tier foreign subsidiary).

The Credit Agreement contains customary representations and warranties and customary affirmative and negative covenants applicable to the Company and its subsidiaries, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, and dividends and other distributions. The Credit Agreement contains financial covenants that require the Company to maintain a minimum consolidated interest coverage ratio and a maximum total leverage ratio.

Events of default under the Credit Agreement include: the failure by the Borrowers to timely make payments due under the Credit Agreement; material misrepresentations or misstatements in any representation or warranty of either of the Borrowers; failure by either of the Borrowers to comply with their covenants under the Credit Agreement and other related agreements; certain defaults under a specified amount of other indebtedness of the Company or its subsidiaries; insolvency or bankruptcy-related events with respect to either of the Borrowers or their respective subsidiaries; certain judgments against either of the Borrowers or their respective subsidiaries; certain ERISA-related events reasonably expected to have a material adverse effect on the Company and its subsidiaries or the imposition of a lien on the properties of the Company or any of its subsidiaries; certain security interests or liens under the loan documents cease to be or are asserted by the Company or its subsidiaries to not be in full force and effect; any loan document or material provision thereof cease to be, or any proceeding is instituted asserting that such loan document or material provision is not, in full force and effect; and the occurrence of a change in control.

10. Legal Matters; Regulatory Approvals. The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by the Offer, or of any approval or other action by any government or regulatory authority or agency that is required for the acquisition of the Notes as described in this Repurchase Notice. Should any approval or other action be required, the Company presently intends to seek the approval or take the action. However, you cannot be assured that the Company would be able to obtain any required approval or take any other required action.

11. Conditions of the Offer. There are no conditions to the Offer except (a) the timely and proper delivery and tender of Notes in accordance with the terms of the Offer, and (b) the Offer must comply with applicable law. The Offer is not conditioned on the Company’s ability to obtain sufficient financing to repurchase Notes validly tendered and not withdrawn pursuant to the Offer.

12. Plans or Proposals of the Company. Except as described above or elsewhere in these materials or as previously publicly announced, the Company currently has no agreements and has not authorized any actions that would be material to a Holder’s decision to tender Notes for repurchase in the Offer, which relate to or which would result in:

•	any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

•	any purchase, sale or transfer of a material amount of assets of the Company or any of its subsidiaries (consistent with the Company’s growth strategy, the Company actively pursue opportunities for potential acquisitions, with due diligence and negotiation often at different stages of advancement at any particular time);

•	any material change in the present dividend rate or policy, or indebtedness or capitalization of the Company;

•	any change to the number or term or to otherwise make any changes to the Board of Directors or management of the Company; or, except for discussions in the ordinary course regarding increases in compensation and other compensation arrangements, any changes to material terms of the employment contracts of any of the Company’s executive officers;

•	any other material change in the Company’s corporate structure or business;

•	any class of the Company’s equity securities to be delisted from a national securities exchange or ceasing to be authorized to be quoted in an automated quotation system operated by a national securities association;

•	any class of the Company’s equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

•	the suspension of the Company’s obligation to file reports under Section 15(d) of the Exchange Act;

•	the acquisition by any person of additional securities of the Company, or the disposition of securities of the Company; or

•	any changes in the Company’s charter, bylaws or other governing instruments or other actions that could impede the acquisition of control of us.

13. Material United States Tax Considerations.

The following is a summary of certain material United States federal income tax considerations of the repurchase of Notes pursuant to the Offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable regulations, administrative rulings and judicial decisions in effect as of the date hereof, any of which may subsequently be changed, possibly retroactively, so as to result in United States federal income tax consequences different from those discussed below. Except where noted, this summary deals only with a Note held as a capital asset by a beneficial owner. This summary does not address all aspects of United States federal income taxes and does not deal with all tax consequences that may be relevant to Holders in light of their personal circumstances or particular situations, such as:

•	tax consequences to Holders who may be subject to special tax treatment, including dealers in securities or currencies, financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies or traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to Holders holding Notes as part of a hedging, integrated or conversion transaction or a straddle or Holders who are deemed to sell Notes under the constructive sale provisions of the Code;

•	tax consequences to U.S. Holders (as defined below) of Notes whose “functional currency” is not the United States dollar;

•	tax consequences to investors in pass-through entities;

•	alternative minimum tax consequences, if any;

•	Medicare contribution tax consequences, if any;

•	any state, local or foreign tax consequences; and

•	estate or gift tax consequences, if any.

If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the Notes, you should consult your tax advisors.

If you are considering the sale of Notes pursuant to the Offer, you should consult your tax advisors concerning the United States federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if it (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

A “non-U.S. Holder” is a beneficial owner (other than a partnership, or any entity treated as a partnership for United States federal income tax purposes) of a Note that is not a U.S. Holder. Special rules, not discussed herein, may apply to certain non-U.S. Holders such as “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid federal income tax or, in certain circumstances, individuals who are U.S. expatriates. Non-U.S. Holders should consult their tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them of the sale of their Notes pursuant to the Offer.

U.S. Holders.

Repurchase of Notes. A U.S. Holder will generally recognize gain or loss upon the sale of a Note pursuant to the Offer equal to the difference between the amount realized upon the sale (other than amounts attributable to accrued interest that the U.S. Holder has not previously included in income, which will be taxed as ordinary interest income) and such U.S. Holder’s adjusted tax basis in the Note. A U.S. Holder’s adjusted tax basis in a Note will generally be equal to the amount that the U.S. Holder paid for the Note, increased by any interest income or market discount previously included in income by the U.S. Holder through such date and decreased by the amount of any payments made on the Note to the U.S. Holder and by bond premium which the Holder has previously amortized through such date. Subject to the market discount rules described below, a U.S. Holder’s gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Note has been held for more than a year.

A U.S. Holder who acquired a Note at a market discount generally will be required to treat any gain recognized upon the repurchase of that Note pursuant to the Offer as ordinary income rather than capital gain to the extent of the accrued market discount, unless the Holder elected to include market discount in income as it accrued. Subject to a de minimis exception, market discount generally equals the excess of the adjusted issue price of a security at the time the Holder acquired it over the Holder’s initial tax basis in the security. The adjusted issue price of a security at the time of acquisition equals the sum of the issue price of the security and the aggregate amount of original issue discount includible in gross income by all prior holders of the security.

Any loss recognized upon repurchase of a Note will be treated as ordinary loss to the extent of the excess of previous interest inclusions and, thereafter, as capital loss (which will be long-term if the Note has been held for more than one year). The deductibility of capital loss is subject to limitations. Under Treasury regulations intended to address so-called tax shelters and other tax-motivated transactions, a U.S. Holder that recognizes a loss that meets certain thresholds upon the repurchase of a Note may have to comply with certain disclosure requirements and is urged to consult its tax advisor.

Information reporting and backup withholding. Information reporting requirements generally will apply to the proceeds from the repurchase of a Note received by a U.S. Holder pursuant to the Offer unless the U.S. Holder is an exempt recipient (e.g., a corporation). Backup withholding will apply to the proceeds if the U.S. Holder fails to provide its correct taxpayer identification number, or certification of exempt status, or if the U.S. Holder is notified by the Internal Revenue Service (the “IRS”) that it has failed to report in full payments of interest income. Eligible U.S. Holders that do not otherwise properly establish an exemption from backup withholding should complete and submit an IRS Form W-9, certifying that such Holder is a U.S. person, the tax identification number provided is correct, and that such Holder is not subject to backup withholding. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability provided the required information is furnished timely to the IRS.

Non-U.S. Holders.

Repurchase of Notes. Any gain realized on the repurchase of a Note pursuant to the Offer will be exempt from United States income and withholding tax, provided that: (a) such non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our stock entitled to vote, (b) such non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to the Company through stock ownership, (c) such non-U.S. Holder is not a bank receiving certain types of interest, (d) the beneficial owner of the notes certifies, under penalties of perjury, on IRS Form W-8BEN (or appropriate substitute form) that it is not a United States person and provides its name, address and certain other required information or certain other certification requirements are satisfied, (e) such payments and gain are not effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States, (f) the non-U.S. Holder is not an individual who is present in the United States for 183 days or more in a taxable year of disposition and certain other conditions are met, and (g) the Company has not been a U.S. real property holding corporation, as defined in the Code, at any time within the five-year period preceding the disposition or the non-U.S. Holder’s holding period, whichever is shorter. The Company believes that it has not been, and does not anticipate becoming, a U.S. real property holding corporation prior to the repurchase of the Notes pursuant to the Offer.

If a non-U.S. Holder cannot satisfy the requirements described above, gain (which may be treated as interest to the extent of accrued but unrecognized market discount) will be subject to the 30% United States federal withholding tax, unless such non-U.S. Holder provides a properly executed (a) IRS Form W-8BEN (or appropriate substitute form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty, or (b) IRS Form W-8ECI (or appropriate substitute form) stating that interest paid or accrued on the Note is not subject to withholding tax because it is effectively connected with such non-U.S. Holder’s conduct of a trade or business in the United States. If a non-U.S. Holder’s gain from the repurchase of a Note is effectively connected with such Holder’s conduct of a United States trade or business, the non-U.S. Holder, although exempt from the withholding tax discussed in the previous sentence (provided that such non-U.S. Holder furnishes a properly executed IRS Form W-8ECI (or appropriate substitute form)), will generally be subject to regular United States federal income tax on such gain in the same amount as if it were a U.S. Holder. In addition, if such non-U.S. Holder is a foreign corporation, such Holder may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable income tax treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments.

Information reporting and backup withholding. Information reporting will apply to each non-U.S. Holder with respect to gain (which is treated as interest under Treasury regulations applicable to the Notes) recognized on the repurchase of a Note, regardless of whether withholding was required and any tax was withheld with respect to such gain. A non-U.S. Holder generally will not be subject to backup withholding with respect to the repurchase proceeds, provided that the payor does not have reason to know that such Holder is a U.S. person and the Holder has furnished to the payor a valid IRS Form W-8BEN (or successor form) certifying, under penalties of perjury, its status as a non-U.S. person, or the Holder otherwise establishes an exemption. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a non-U.S. Holder’s United States federal income tax liability provided the required information is furnished timely to the IRS.

All descriptions of tax considerations are for the Holders’ guidance only and are not tax advice. The Company recommends that the Holders consult with their tax and financial advisors with respect to the tax consequences of tendering any Note for repurchase, including the applicability and effect of state, local and foreign tax laws, before tendering their Note for repurchase.

14. Additional Information. This document “incorporates by reference” specified information the Company has filed with the Securities and Exchange Commission (“SEC”), which means that the Company can disclose important information to you by referring to that information. The information incorporated by reference is considered to be an important part of this document. Any statement in a document incorporated by reference in this document will be deemed to be modified or superseded to the extent a statement contained in this document or any other subsequently filed document that is incorporated by reference in this document modifies or supersedes such statement. This document incorporates by reference the documents of the Company listed below.

•	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed on February 12, 2014;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2014, filed on November 11, 2014;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2014, filed on July 30, 2014;

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2014, filed on April 30, 2014;

•	The Company’s Current Reports on Form 8-K, filed on February 14, 2014, February 14, 2014, February 24, 2014, March 13, 2014, March 31, 2014, March 31, 2014, April 30, 2014, May 2, 2014, July 3, 2014, July 30, 2014, November 6, 2014, November 7, 2014, December 8, 2014, January 7, 2015 and January 16, 2015; and

•	The Indenture, dated as of March 17, 2010, by and between the Company and The Bank of New York Mellon Trust Company, N.A. as trustee. Incorporated by reference to Exhibit 4.01 to Rovi Corporation’s Current Report on Form 8-K filed March 18, 2010 (Commission File No. 000-53413).

You may read and copy any document the Company has filed at the SEC’s public reference room in Washington, D.C. Please call the SEC at (800) SEC-0330 for further information on the public reference rooms. The Company’s SEC filings are also available to the public from the SEC’s website at www.sec.gov.

In addition, you may request a copy of these filings, at no cost, by writing or telephoning the Company at the following address:

Rovi Corporation

2830 De La Cruz Boulevard

Santa Clara, California 95050

Tel.: (408) 562-8400

Attention: Executive Vice President and General Counsel

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this document.

15. No Solicitations. The Company has not employed any persons to make solicitations or recommendations in connection with the Offer.

16. Definitions. All capitalized terms used but not specifically defined herein shall have the meanings given to such terms in the Indenture and the Notes.

17. Conflicts. In the event of any conflict between this Repurchase Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

NONE OF THE COMPANY, ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES OR AGENTS, THE TRUSTEE OR THE PAYING AGENT MAKES ANY REPRESENTATION OR RECOMMENDATION AS TO WHETHER HOLDERS SHOULD TENDER OR REFRAIN FROM TENDERING NOTES FOR REPURCHASE PURSUANT TO THE OFFER. EACH HOLDER SHOULD CONSULT ITS LEGAL, FINANCIAL AND TAX ADVISORS AND MAKE ITS OWN DECISION AS TO WHETHER TO TENDER NOTES FOR REPURCHASE AND, IF SO, THE PRINCIPAL AMOUNT OF NOTES TO TENDER.

January 20, 2015	ROVI CORPORATION

SCHEDULE A

INFORMATION ABOUT THE DIRECTORS AND

EXECUTIVE OFFICERS OF ROVI CORPORATION

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Company are set forth below. The business address of each such director and executive officer is Rovi Corporation, 2830 De La Cruz Boulevard, Santa Clara, California 95050. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Thomas Carson Director; President and Chief Executive Officer	Mr. Carson has served as the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors since December 2011. Mr. Carson previously was Executive Vice President, Worldwide Sales & Marketing since May 2008 when the acquisition of Gemstar-TV Guide International by the company was completed. From April 2006 to May 2008, Mr. Carson served in various capacities at Gemstar, including President of the North American IPG business and President for North American CE business. From February 2005 to April 2006, Mr. Carson served as Executive Vice President of Operational Efficiency programs at Thomson Multimedia Corporation and from February 2004 to February 2005, he served as Executive Vice President, Global Sales and Services at Thomson. Mr. Carson holds a B.S. in business administration and an MBA from Villanova University. We believe Mr. Carson is qualified to sit on the Company’s Board of Directors as he is the Company’s President and Chief Executive Officer.

Peter C. Halt Chief Financial Officer	Mr. Halt has served as the Company’s Chief Financial Officer since May 2012. Mr. Halt previously was the Company’s Senior Vice President and Chief Accounting Officer since May 2008 when the acquisition of Gemstar-TV Guide International by the Company was completed. Mr. Halt previously served as Senior Vice President, Finance and Chief Accounting Officer at Gemstar from March 2004 to May 2008. Prior to joining Gemstar, Mr. Halt served in various capacities at Sony Pictures Entertainment, including serving as Chief Financial Officer of Sony Pictures Digital Entertainment from November 2000 to November 2003 and Corporate Controller of Sony Pictures Entertainment from July 1997 to November 2000. Mr. Halt holds a B.S. in Business from the University of Southern California.

Pamela Sergeeff Executive Vice President and General Counsel	Ms. Sergeeff has served as Executive Vice President, General Counsel and Corporate Secretary of the Company since December 2013. Ms. Sergeeff joined the Company (then Macrovision Corporation) in 2003. She served as the Company’s Senior Vice President and Associate General Counsel from March 2011 to December 2013 and as the Company’s Vice President and Associate General Counsel from July 2007 to March 2011. Ms. Sergeeff holds a B.A. in Economics from the University of California, Los Angeles and a J.D. from the University of California, Berkeley School of Law. Ms. Sergeeff is a member of the California State bar.

John Burke Executive Vice President and Chief Operating Officer	Mr. Burke has served as the Company’s Executive Vice President and Chief Operating Officer since his hiring in March 2014. Prior to joining the Company, Mr. Burke served as Senior Vice President, Corporate Development & Strategy, and President, Cloud Solutions Business at ARRIS Group, Inc. from April 2013 to November 2013. From October 2010 to April 2013 when Arris acquired Motorola Mobility’s Home business from Google, he served as Senior Vice President and General Manager of the Converged Solutions business. Prior to that, he served in various capacities at Motorola, Inc., including Senior Vice President and General Manager of Motorola’s Broadband Home Solutions from 2007 to 2010. Mr. Burke joined Motorola in 2000 with the acquisition of General Instrument Corp., where he spent 15 years in a variety of leadership positions, including Vice President and General Manager of Data & Voice CPE Solutions. Mr. Burke holds a B.S. in business administration from The Ohio State University and an MBA from Saint Joseph’s University.

The name, business address, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each of the directors and executive officers of the Company are set forth below. The business address of each such director and executive officer is Rovi Corporation, 2830 De La Cruz Boulevard, Santa Clara, California 95050. All directors and officers listed below are citizens of the United States.

Name and Position	Present Principal Occupation or Employment and Employment History
Andrew K. Ludwick Chairman of the Board; Independent Director	Mr. Ludwick has served as the Company’s Chairman of the Board of Directors since May 2008. Mr. Ludwick has been a private investor since November 1997. Mr. Ludwick served as Chief Executive Officer of Bay Networks, a networking company, from September 1995 to October 1997. From July 1985 to September 1995, Mr. Ludwick was founder, President and Chief Executive Officer of SynOptics, an internetworking company. Mr. Ludwick holds a B.A. from Harvard College and an M.B.A. from Harvard Business School. Mr. Ludwick has served on the Board of Directors of Zebra Technologies Corporation, a provider of on-demand printing solutions, since 2008. We believe Mr. Ludwick’s experience as the former chief executive officer of two large public technology companies provides the Company’s Board of Directors with invaluable industry, technology and operational insight.

Thomas Carson Director; President and Chief Executive Officer	Mr. Carson has served as the Company’s President and Chief Executive Officer and a member of the Company’s Board of Directors since December 2011. Mr. Carson previously was Executive Vice President, Worldwide Sales & Marketing since May 2008 when the acquisition of Gemstar-TV Guide International by the company was completed. From April 2006 to May 2008, Mr. Carson served in various capacities at Gemstar, including President of the North American IPG business and President for North American CE business. From February 2005 to April 2006, Mr. Carson served as Executive Vice President of Operational Efficiency programs at Thomson Multimedia Corporation and from February 2004 to February 2005, he served as Executive Vice President, Global Sales and Services at Thomson. Mr. Carson holds a B.S. in business administration and an MBA from Villanova University. We believe Mr. Carson is qualified to sit on the Company’s Board of Directors as he is the Company’s President and Chief Executive Officer.

Alan L. Earhart Independent Director	Mr. Earhart retired as partner of PricewaterhouseCoopers LLP in 2001. From 1970 to 2001, Mr. Earhart held a variety of positions with Coopers & Lybrand and its successor entity, PricewaterhouseCoopers LLP, an accounting and consulting firm, including most recently as the Managing Partner for PricewaterhouseCoopers’ Silicon Valley office. Mr. Earhart holds a B.S. degree in accounting from the University of Oregon. Mr. Earhart currently serves on the Board of Directors of NetApp, a computer storage and data management company, and Brocade Communications Systems Inc., a data center networking solution company. From his experience as a partner at a major accounting firm, we believe Mr. Earhart has extensive knowledge of accounting issues and valuable experience dealing with accounting principles and financial reporting rules and regulations, evaluating financial results and generally overseeing the financial reporting process of publicly-reporting companies, as well as technology industry insight.

James E. Meyer Independent Director	Mr. Meyer has served as Chief Executive Officer of Sirius XM Radio since December 2012 and served as President of Operations and Sales of Sirius Satellite Radio from April 2004 to December 2012. From December 2001 until 2002, Mr. Meyer served as special advisor to the Chairman of Thomson Multimedia, Inc. (“Thomson”). From January 1997 until December 2001, Mr. Meyer served as the Senior Executive Vice

2

Name and Position	Present Principal Occupation or Employment and Employment History
President for Thomson as well as Chief Operating Officer for Thomson Consumer Electronics. Mr. Meyer served as a member of the Board of Directors of Gemstar from 1997 until May 2008. Mr. Meyer holds a B.S. in economics and an MBA from St. Bonaventure University. With his years of managerial experience, both at Sirius and Thomson, we believe Mr. Meyer brings to the Company’s Board of Directors demonstrated management ability at senior levels and critical industry, technology and operational insights.

James P. O’Shaughnessy Independent Director	Mr. O’Shaughnessy has conducted a consulting practice in the field of intangible asset management since 2004. Through such consulting practice, Mr. O’Shaughnessy served as Chief Intellectual Property Counsel of HarQuen, Inc., a private company focused on voice technology solutions, from 2011 to 2012. From 1996 to 2004, Mr. O’Shaughnessy served as Vice President and Chief Intellectual Property Counsel at Rockwell Automation, a company dedicated to industrial automation and information, and its predecessor, Rockwell International Corp, a multinational conglomerate having major interests in high technology industries. Mr. O’Shaughnessy served as a member of the Board of Directors of Gemstar from 2004 until May 2008. Mr. O’Shaughnessy holds a B.S. in materials engineering from Rensselaer Polytechnic Institute and a J.D. from Georgetown University Law Center. We believe Mr. O’Shaughnessy’s experience in the field of patent law is integral to the company and its business and helps provide strategic guidance to the company and the Board.

Ruthann Quindlen Independent Director	Ms. Quindlen has been a general partner or managing member of Funds VI-VIII with Institutional Venture Partners (IVP), a Silicon Valley early-stage venture capital firm, since 1994. At IVP, Ms. Quindlen works with her partners to evaluate ongoing investments in IVP portfolio companies. Ms. Quindlen served as a member of the Board of Directors of Gemstar from November 2004 until May 2008 and as a member of the Board of Directors of Digital Impact from November 1998 to May 2004. Ms. Quindlen holds a B.S. in Foreign Service from Georgetown University and an MBA from the Wharton School of the University of Pennsylvania. Ms. Quindlen has years of experience investing in and advising software, Internet and new media companies in a variety of roles, including early stage venture capitalist, investment banker and Wall Street analyst. We believe Ms. Quindlen’s breadth of financial and investment experience provides for a unique perspective, which helps contribute to the Board’s effectiveness as a whole.

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ANNEX I

FORM OF REPURCHASE ELECTION NOTICE

                    , 2015

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon Corporation

Attention: Corporate Trust Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Christopher Landers

Facsimile: (732) 667-9408

Re:	Rovi Corporation (the “Company”)

2.625% Convertible Senior Notes due 2040

This is a Repurchase Election Notice as defined in Section 8.01(b) of the Indenture dated as of March 17, 2010 (the “Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee. Terms used but not defined herein shall have the meanings ascribed to them in the Indenture.

Certificate No(s). of Securities:

I intend to deliver the following aggregate principal amount of Securities for repurchase by the Company pursuant to Section 8.01 of the Indenture (in multiples of $1,000):

$

I hereby agree that the Securities will be purchased as of the Repurchase Date pursuant to the terms and conditions thereof and of the Indenture.

Date:	Signed:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.

ANNEX II

FORM OF REPURCHASE ELECTION NOTICE WITHDRAWAL

                    , 2015

The Bank of New York Mellon Trust Company, N.A.

c/o The Bank of New York Mellon Corporation

Attention: Corporate Trust Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, New York 13057

Attention: Christopher Landers

Facsimile: (732) 667-9408

Re:	Rovi Corporation (the “Company”)

2.625% Convertible Senior Notes due 2040

Pursuant to Section 8.03 of the Indenture dated as of March 17, 2010 (the “Indenture”; terms used but not defined herein shall have the meanings ascribed to them in the Indenture) between the Company and The Bank of New York Mellon Trust Company, N.A., as Trustee, the undersigned hereby withdraws the Repurchase Election Notice previously delivered to the Paying Agent.

I intend to withdraw the following aggregate principal amount of Securities for repurchase by the Company pursuant to Section 8.03 of the Indenture (in multiples of $1,000):

$

The aggregate principal amount of Securities that remains subject to the original Repurchase Election Notice (in multiples of $1,000):

$

Certificate No(s). of withdrawn Securities:

Date:	Signed:

(Sign exactly as your name appears on the other side of this Security)

Signature Guarantee:

Note: Signatures must be guaranteed by an “eligible guarantor institution” meeting the requirements of the Security Registrar, which requirements include membership or participation in the Security Transfer Agent Medallion Program (“STAMP”) or such other “signature guarantee program” as may be determined by the Security Registrar in addition to, or in substitution for, STAMP, all in accordance with the Securities Exchange Act of 1934, as amended.